130101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
	20130521388-03
Ross Miller	Filing Date and Time
Secretary of State	08/07/2013 11:00 AM
State of Nevada	Entity Number
	C22093-2002

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Vican Resources, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Fifty Million (50,000,000) of the Company's Four Hundred Million (400,000,000) authorized shares of common stock are hereby designated as "Class B Common Stock" having the following rights, preferences, privileges, and restrictions: (i) 1 vote per share; (ii) entitled to receive notice and vote together with holders of the Company's Class A Common Stock on all matters upon which common stockholders may receive notice or otherwise vote; (iii) entitled to participate ratably with holders of Class A Common Stock in respect of all dividends or distributions; and (iv) any unissued, cancelled, or retired common stock whether Class A or Class B, is automatically available in the corresponding class for issuance.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ CHENE C. GARDNER

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.